Exhibit 1

FORM 51-102F3
Material Change Report

Item 1           Name

North American Palladium Ltd. (the “Company”)
2116-130 Adelaide St. W.
Toronto, Ontario     M5H 3P5

Item 2           Date of Material Change

September 15, 2008

Item 3           News Release

A press release with respect to the material change referred to in this report was issued by the Company on September 15, 2008 through the facilities of Marketwire and filed on the System for Electronic Document Analysis and Retrieval (SEDAR).

Item 4           Summary of Material Change

The board of directors of the Company has named William J. Biggar as the Company’s President and Chief Executive Officer effective October 1, 2008.

Item 5           Full Description of Material Change

Mr. James Excell, who has served as the Company’s President and Chief Executive Officer since January 2006, will step down on October 1, 2008, at which time Mr. Biggar will become the President and Chief Executive Officer of the Company. Mr. Biggar will also join the Company’s board of directors.

Item 6           Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7           Omitted Information

Not applicable.

Item 8           Executive Officer

The following senior officer of the Company is knowledgeable about the material change:

Trent Mell

Vice President, General Counsel & Corporate Secretary

(416) 360-7971 Ext. 225.

Item 9           Date of Report

September 15, 2008